As filed with the Securities and Exchange Commission on March 15, 2021

Registration No. 333-237383

Registration No. 333-234179

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8 REGISTRATION STATEMENT NO. 333-237383

FORM S-8 REGISTRATION STATEMENT NO. 333-234179

UNDER

THE SECURITIES ACT OF 1933

VIELA BIO, INC.

(Exact name of registrant as specified in its charter)

Delaware	82-4187338
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Medimmune Way First Floor, Area Two Gaithersburg, MD	20878
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated 2018 Equity Incentive Plan

(Full title of the plans)

Paul W. Hoelscher

Treasurer

Viela Bio, Inc.

One Medimmune Way

First Floor, Area Two

Gaithersburg, MD 20878

(240) 558-0038

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Barbara L. Borden

Rama Padmanabhan

Cooley LLP

4401 Eastgate Mall

San Diego, California 92121

(858) 550-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements filed by Viela Bio, Inc. (the “Registrant” or the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•

Registration Statement No.  333-234179, filed with the Securities and Exchange Commission (the “SEC”) on October 11, 2019, relating to the registration of 4,668,910 shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) for issuance under the Company’s Amended and Restated 2018 Equity Incentive Plan (the “Plan”); and

•	Registration Statement No. 333-237383, filed with the SEC on March 25, 2020, relating to the registration of an additional 2,024,714 shares of Common Stock for issuance under the Plan.

The Company is filing this Post-Effective Amendment No. 1 to the Registration Statements to withdraw and remove from registration any and all shares of Common Stock that remain unsold or otherwise unissued under the Registration Statements.

On March 15, 2021, pursuant to the Agreement and Plan of Merger, dated as of January 31, 2021 (the “Merger Agreement”), by and among the Company, Horizon Therapeutics USA, Inc., a Delaware corporation (“Parent”), Teiripic Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Purchaser”), and solely for purposes of Sections 6.7 and 9.12 of the Merger Agreement, Horizon Therapeutics plc, a public limited company organized under the laws of Ireland (“Ultimate Parent”), Purchaser merged with and into the Company, with the Company continuing as the surviving corporation and as an indirect wholly owned subsidiary of Ultimate Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration all securities of the Registrant registered pursuant to the Registration Statements that remain unsold or otherwise unissued as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaithersburg, State of Maryland on March 15, 2021.

VIELA BIO, INC.

By:	/s/ Paul W. Hoelscher
Paul W. Hoelscher
Treasurer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements.